Exhibit 99.1

Kartoon Studios Announces $4.5 Million Offering

BEVERLY HILLS, Calif., Dec. 16, 2024 (GLOBE NEWSWIRE) -- Kartoon Studios (NYSE American: TOON) today announced that it has entered into a securities purchase agreement with a certain institutional investor to purchase (i) 7,894,736 shares of its common stock or pre-funded warrants in lieu thereof, (ii) Series A common warrants to purchase up to an aggregate of 7,894,736 shares of its common stock (the “Series A Warrants”) and (iii) Series B common warrants to purchase up to an aggregate of 7,894,736 shares of its common stock (the “Series B Warrants”, collectively with the Series A Warrants, the “Common Warrants”) at a purchase price of $0.57 per share and associated Common Warrants in a best efforts offering. Each share of common stock is being offered together with one Series A Warrant and one Series B Warrant, each to purchase one share of common stock. The Series A Warrants will have an exercise price of $0.57 per share, are exercisable upon stockholder approval, and will expire five years following the date of stockholder approval. The Series B Warrants will have an exercise price of $0.57 per share, are exercisable upon stockholder approval, and will expire eighteen months following the date of stockholder approval.

The offering is expected to close on or about December 18, 2024, subject to customary closing conditions. Gross proceeds, before deducting placement agent fees and commissions and offering expenses, are expected to be approximately $4.5 million. The company intends to use the net proceeds from the offering for working capital and general corporate purposes, including for research and development

Roth Capital Partners is acting as placement agent of the offering.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-282385), that was declared effective by the U.S. Securities and Exchange Commission (“SEC”), on December 16, 2024. The offering is being made solely by means of a prospectus. Copies of the accompanying prospectus relating to and describing the terms of the offering may be obtained, when available, at the SEC’s website at www.sec.gov or by contacting Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660 or by email at rothecm@roth.com. This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About Kartoon Studios

Kartoon Studios (NYSE AMERICAN: TOON) is a global end-to-end creator, producer, distributor, marketer, and licensor of global and evergreen entertainment brands for children. The Company’s wholly owned distribution system, Toon Media Networks, consists of Kartoon Channel!, Frederator Network, and Ameba. Kartoon Channel! is a globally distributed entertainment platform with near full penetration of the U.S. market, and over 60 territories worldwide. Kartoon Channel! and Ameba are available across multiple platforms, including iOS, Android Mobile, Web, Amazon Prime Video, Apple TV, Amazon Fire, Roku, Pluto TV, Comcast, Cox, Dish, Sling TV, Android TV, Tubi, Xumo, and Samsung and LG Smart TVs. Frederator Network owns and operates one of the largest global animation networks on YouTube, with channels featuring over 2000 exclusive creators and influencers, garnering billions of views annually.

The Company’s Canadian subsidiary, Mainframe Studios, is one of the most successful animation service houses in the world, producing original content as well as top brands for 3rd parties, including “Cocomelon,”(You Tube/Netflix) “Barbie’s Playhouse”(Mattel), “Unicorn Academy”(Spin Master), and “SuperKitties”(Disney). Additionally, the Company is the largest shareholder in Germany’s Your Family Entertainment AG, one of Europe’s largest channel-independent libraries of around 150 titles and 3,500 half-hour episodes, as well as a leading distributor and broadcaster of high-quality programs for children and families.

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The Company’s IP portfolio includes multiple titles as well as a controlling interest in STAN LEE UNIVERSE, which holds the name, likeness, signature, voice and exploitation of Stan Lee and IP created by Stan post Marvel, many categories which it licenses non-exclusively to the Walt Disney Company for entertainment and theme parks. Some of the Company’s animated brands include, “Stan Lee’s Superhero Kindergarten,” starring Arnold Schwarzenegger, on Kartoon Channel!; “Shaq’s Garage,” starring Shaquille O’Neal, on Kartoon Channel!; “Rainbow Rangers” on Kartoon Channel!; the Netflix Original, “Llama Llama,” starring Jennifer Garner, and more. The Company maintains a robust development and production slate including its upcoming Kartoon Studios Presents A.A. Milne’s Winnie-the-Pooh.

For additional information, please visit www.kartoonstudios.com

Forward-Looking Statements:

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements and include statements regarding consummating the closing of the offering and the intended use of proceeds. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation, our ability to consummate the closing of the offering when intended and the intended use of proceeds, the ability to generate revenue or achieve profitability; our ability to obtain additional financing on acceptable terms, if at all; the potential issuance of a significant number of shares, which will dilute our equity holders; fluctuations in the results of our operations from period to period; general economic and financial conditions; our ability to anticipate changes in popular culture, media and movies, fashion and technology; competitive pressure from other distributors of content and within the retail market; our reliance on and relationships with third-party production and animation studios; our ability to market and advertise our products; our reliance on third-parties to promote our products; our ability to keep pace with technological advances; our ability to protect our intellectual property and those other risk factors set forth in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in the Company's subsequent filings with the Securities and Exchange Commission (the "SEC"). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

MEDIA CONTACT:
pr@kartoonstudios.com

INVESTOR RELATIONS CONTACT:
ir@kartoonstudios.com

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